3050 Spruce Street, St. Louis, MO 63103 USA
Tel: (800) 521-8956 (314) 771-5765 Fax: (800) 325-5052 (314) 771-5757

For questions, contact:
Quintin Lai
Vice President, Investor Relations
(314) 898-4643

FOR IMMEDIATE RELEASE - St. Louis, MO, February 7, 2013

SIGMA-ALDRICH (NASDAQ: SIAL) REPORTS RECORD FULL YEAR 2012 RESULTS. REPORTS Q4 2012 DILUTED EPS OF $0.96. Q4 2012 SALES INCREASED 7%. FULL YEAR 2012 ADJUSTED DILUTED EPS WAS $3.85. EXPECTS FULL YEAR 2013 ADJUSTED DILUTED EPS TO INCREASE TO $4.10 - $4.20.

HIGHLIGHTS:

Q4 2012 Results (all percentages are to comparable periods in 2011)

•
Reported sales increased 7% to $655 million. Sales grew organically by 3% with Research and Sigma-Aldrich Fine Chemicals (“SAFC”) having organic sales growth of 2% and 5%, respectively. Acquisitions contributed 6% to sales growth. Changes in foreign currency exchange rates reduced otherwise reportable sales by 2% in the quarter.

•
Q4 2012 reported diluted EPS was $0.96 compared to $0.89 in Q4 2011, an increase of 8%. Adjusted diluted EPS was also $0.96 compared to $0.91 in Q4 2011. Changes in foreign currency exchange rates versus the same period last year reduced adjusted Q4 2012 EPS by $0.06. Excluding this impact, adjusted EPS would have grown by 12% from the same period last year.

Full-year 2012 Results (all percentages are to comparable periods in 2011)

•
Reported sales increased 5% to $2.6 billion. Sales grew organically by 3% with Research and SAFC having organic sales growth of 2% and 5%, respectively. Acquisitions contributed 5% to sales growth. Changes in foreign currency exchange rates reduced otherwise reportable sales by 3% for the full year.

•	Full year 2012 effective tax rate was 30% compared to 29% in 2011.

•	Net income was $460 million, and free cash flow (defined on page 9) was $453 million.

•	Reported diluted EPS was $3.77, up 1% from 2011. Excluding restructuring costs and costs associated with acquisitions completed in 2012, adjusted diluted EPS was $3.85. Changes in foreign currency exchange rates versus the same period last year reduced adjusted 2012 EPS by $0.22. Excluding this impact, 2012 adjusted diluted EPS would have grown by 8% from 2011.

2013 Outlook (all percentages are to comparable periods in 2012)

•	Organic sales growth for the full-year 2013 is expected to be in the low-to-mid single digit range.

•	Adjusted diluted 2013 EPS (excluding restructuring charges and any other special charges) is expected to be between $4.10-$4.20. Full-year 2013 effective tax rate is expected to be 28-29%.

•	Net cash provided by operating activities and free cash flow are expected to exceed $560 million and $430 million, respectively, for 2013.

CEO's STATEMENT:

Commenting on 2012 performance, President and CEO Rakesh Sachdev said, “Our overall performance for 2012 resulted in another record year for Sigma-Aldrich in sales and EPS. I am pleased that for the 38th consecutive year we delivered EPS growth.

We saw strong growth in sales of our analytical products to research labs in 2012. Our custom manufactured products for the pharma industry grew double digits and we saw solid growth in our industrial cell culture media for production of biological drugs. We successfully offset soft demand from research customers in academia and pharma, as well as SAFC Hitech pricing headwinds and generated 3% organic sales growth for the full year. We continued to deliver enhanced productivity in our business through our ongoing focus on operational excellence and process improvement, and we delivered record annual EPS despite the impact of significant unfavorable foreign exchange rates in 2012.

We expect to drive improved growth in 2013 through our enhanced focus on our customers and faster growing geographies enabled by our recent organizational realignment into three business units - Research, Applied, and SAFC Commercial - which should continue to gain momentum as the year progresses. We are also likely to see more favorable growth comparisons in our Research Pharma and SAFC Commercial Electronics businesses in the second half of 2013.

While we are cautiously optimistic about our overall business, we believe it is prudent to be prepared for another year of soft academic spending, as issues such as possible sequestration in the U.S. remain unresolved. Considering the current macro-economic environment, we expect to grow this year's overall sales organically in the low-to-mid single digit range.

We will continue to make investments in 2013 for our long-term growth, while modestly expanding operating margins. Our adjusted diluted EPS is expected to increase to a range of $4.10 to $4.20. We expect to generate free cash flow in excess of $430 million in 2013 and to continue to deploy our capital for organic growth, acquisitions, dividends and share repurchases.”

Q4 2012 RESULTS:

Reported sales for the fourth quarter of 2012 were $655 million, which was a 7% increase from the fourth quarter of 2011. Organic sales growth in the quarter was 3%. Acquisitions completed in 2012 increased sales by 6%, and changes in foreign currency exchange rates caused sales to decline by 2%. Research had organic sales growth of 2%, and SAFC had organic sales growth of 5%.

Excluding restructuring costs, the adjusted operating income margin in the fourth quarter of 2012 was 25.2%, a modest improvement over the third quarter of 2012. Compared with the same period last year, adjusted operating income margin declined by 100 basis points, primarily due to unfavorable changes in foreign currency exchange rates and the impact of recent acquisitions. Excluding these impacts, the adjusted operating income margin would have been 26.8%, an improvement of 60 basis points from the same period last year. A reconciliation of reported to adjusted operating income margin is provided on page 11.

The effective tax rate for the fourth quarter of 2012 was 29% compared to 32% in the same period last year. The year-over-year improvement was due to a favorable mix of profits in lower tax jurisdictions and lower tax contingencies for certain international locations. This more than offset the failed extension of the U.S. R&D tax credit previously expected in the quarter.

Free cash flow for full year 2012 was $453 million compared to $391 million last year. Lower uses of cash for working capital contributed a majority of the year-over-year improvement.

Other fourth quarter 2012 highlights include:

•	Worldwide sales of Research products through the Company's e-commerce channels grew 6% organically in the fourth quarter of 2012.

•
Asia Pacific and Latin America continued to be the leading geographic regions for sales growth with mid-single digit growth. China had strong double digit organic sales growth in the quarter, up significantly from the prior quarter.

•	EMEA (Europe, Middle East and Africa) approached mid-single digit growth. North America was flat.

•
SAFC's booked orders for future delivery at December 31, 2012 grew 2% over the level at December 31, 2011. BioReliance ended on a strong note in December with its second largest order booking month of 2012.

2013 OUTLOOK:

•	Organic sales growth is expected to be in the low-to-mid single digit range for 2013. The sales outlook for our new business units include:

◦
Research: The realigned Research business unit has a customer focus on not-for-profit academic and Government laboratories, for-profit pharma and biotech research laboratories, and dealer networks. In 2012, this business unit generated 53% of overall sales. For 2013, Research sales are expected to grow organically in the low-single digits.

◦	Applied: The Applied business unit has a customer focus on diagnostics and testing laboratories and on industrial applications. In 2012, this business unit generated 23%

of overall sales. For 2013, Applied sales are expected to grow organically in the mid-single digits.

◦
SAFC Commercial: The realigned SAFC Commercial business unit has a customer focus on life science products and services and on Hitech Electronics. In 2012, this business unit generated 24% of overall sales. In 2013, SAFC Commercial sales are expected to grow organically in the mid-to-high single digits with lower growth in the first half of the year.

•	Adjusted diluted EPS forecast for 2013, excluding any restructuring charges or other special charges, is expected to be in a range of $4.10 to $4.20.

◦	The effective tax rate for full year 2013 is expected to be in a range of 28% to 29%.

•	Free cash flow for 2013 is expected to exceed $430 million.

◦	Net cash provided by operating activities is expected to exceed $560 million.

◦	Capital expenditures are expected to be approximately $130 million.

OTHER INFORMATION:

Cash Flow and Debt: Net cash provided by operating activities for full year 2012 was $567 million compared to $495 million for full year 2011. Capital expenditures were $114 million in 2012 compared to $104 million in 2011. Free cash flow of $453 million and net debt issuances of $161 million were used to return $221 million to shareholders through share repurchases and dividends and fund acquisitions of $391 million. The Company's debt to capital ratio was 21% at December 31, 2012 and 19% at December 31, 2011.
Share Repurchases: In the fourth quarter of 2012, the Company repurchased 0.4 million shares for $25 million. There were 120 million shares outstanding at December 31, 2012. The Company expects to continue to offset the dilutive impact of issuing share-based incentive compensation with future repurchases, the timing and amount of which will depend upon market conditions and other factors.

Cautionary Statement: This release contains forward-looking statements. Such statements involve risk and uncertainty, including financial, business environment and projections. Such statements are preceded by, followed by or that include the words “expect,” “cautiously optimistic,” “prudent,” “will continue,” “expanding,” “maintain,” “will,” “exceed,” or similar expressions, and other statements contained herein regarding matters that are not historical facts. Additionally, this release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs, including, without limitation, statements with respect to the Company's expectations, goals, beliefs, intentions, and the like regarding future sales, earnings, return on equity, cost savings, process improvements, free cash flow, share repurchases, capital expenditures, acquisitions and other matters. These statements are based on assumptions regarding the Company operations, investments, acquisitions and conditions in the markets the Company serves. The Company believes these statements are reasonable and well founded. Such statements in this release are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this release, due to, but not limited to, such factors as (1) global economic conditions, particularly the uncertainties in the Eurozone and other factors affecting the creditworthiness of our Eurozone customers, (2) changes in pricing and the competitive environment and the global demand for the Company's products, (3) changes in foreign currency exchange rates, (4) changes in research funding and the success of research and development activities, (5) failure of planned sales initiatives in our Research, Applied and SAFC Commercial business units, (6) dependence on uninterrupted manufacturing operations, global supply chain and security of our information systems, (7) changes in the regulatory environment in which the Company operates, (8) changes in worldwide tax rates or tax benefits from domestic and international operations, including the matters described in Note 11 - Income Taxes, to the Company's consolidated financial statements included in Item 8, Part II of the Company's Annual Report on Form 10-K for the year ended December 31, 2012 (the “10-K”), (9) exposure to litigation including product liability claims, (10) the ability to maintain adequate quality standards, (11) reliance on third party package delivery services, (12) an unanticipated increase in interest rates, (13) other changes in the business environment in which the Company operates, (14) acquisitions or divestitures of businesses, and (15) the outcome of the outstanding matters described in Note 12 - Contingent Liabilities and Commitments, to the Company's consolidated financial statements included in Item 8, Part II of the 10-K. A further discussion of the Company's risk factors can be found in Item 1A of Part I of the 10-K. The Company does not undertake any obligation to update these forward-looking statements.
About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company whose biochemical and organic chemical products, kits and services are used in scientific research, including genomic and proteomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical, diagnostics and high technology manufacturing. Sigma-Aldrich customers include more than one million scientists and technologists in life science companies, university and government institutions, hospitals and industry. The Company operates in 37 countries and has approximately 9,000 employees whose objective is to provide excellent service worldwide. Sigma-Aldrich is committed to accelerating customer success through innovation and leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit the website at www.sigma-aldrich.com.
Non-GAAP Financial Measures: The Company supplements its disclosures made in accordance with accounting principles generally accepted in the United States (U.S. GAAP) with certain non-GAAP financial measures. The Company does not, and does not suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. These non-GAAP measures may not be consistent with the presentation by other companies inside or outside of the Company's industry. Whenever the Company uses such non-GAAP measures, it provides a reconciliation of such measures to the most closely applicable GAAP measure. See the Supplemental Financial Information on pages 10 and 11 for these reconciliations.

With over 60% of sales denominated in currencies other than the U.S. dollar, management uses currency adjusted sales growth when analyzing Company performance, and believes it is useful as well to investors to judge the Company's performance. Organic sales growth data presented in this release excludes currency and acquisitions impacts. The Company calculates the impact of changes in foreign currency exchange rates by multiplying current period activity by the difference between current period exchange rates and prior period exchange rates. The result is the defined impact of “changes in foreign currency exchange rates.” While we are able to report past currency impacts, we are unable to estimate changes that may occur later in 2013 to applicable exchange rates. Any significant changes in currency exchange rates would likely have a significant impact on reported growth rates due to the volume of sales denominated in foreign currencies.

Management also uses the following non-GAAP measures to judge its performance and ability to pursue opportunities that enhance shareholder value: adjusted net income and EPS; adjusted operating income margin (reconciled on page 11); and free cash flow (defined on page 9). Due to the uncertain timing of future restructuring and other special charges we are unable to include these charges in the 2012 diluted adjusted EPS forecast or provide reconciliation to the corresponding GAAP measures. Management believes this non-GAAP information is useful to investors as well.

SIGMA-ALDRICH CORPORATION
Consolidated Statements of Income (Unaudited)
(in millions except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Net sales	$655	$610	$2,623	$2,505
Cost of products and services sold	327	286	1,276	1,181
Gross profit	328	324	1,347	1,324
Selling, general and administrative expenses	147	146	605	597
Research and development expenses	16	18	69	72
Restructuring costs	1	—	9	8
Acquisition transaction costs	—	—	5	—
Operating income	164	160	659	647
Interest, net	1	1	4	7
Income before income taxes	163	159	655	640
Provision for income taxes	47	51	195	183
Net income	$116	$108	$460	$457

Net income per share - Basic	$0.97	$0.89	$3.80	$3.78
Net income per share - Diluted	$0.96	$0.89	$3.77	$3.72

Weighted average number of shares outstanding - Basic	120	121	121	121
Weighted average number of shares outstanding - Diluted	121	122	122	123

SIGMA-ALDRICH CORPORATION
Consolidated Balance Sheets (Unaudited)
(in millions)

	(Unaudited)
	December 31,	December 31,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$724	$665
Accounts receivable, net	356	319
Inventories	722	668
Deferred taxes	32	55
Other	95	86
Total current assets	1,929	1,793

Property, plant and equipment:
Land	57	51
Buildings and improvements	843	764
Machinery and equipment	1,050	888
Construction in progress	61	120
Less - accumulated depreciation	(1,182)	(1,060)
Property, plant and equipment, net	829	763

Goodwill, net	691	466
Intangibles, net	282	159
Other	89	100
Total assets	$3,820	$3,281

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Notes payable and current maturities of long-term debt	$383	$221
Accounts payable	160	143
Payroll	55	67
Income taxes	26	34
Other	77	73
Total current liabilities	701	538

Long-term debt	300	300
Pension and post-retirement benefits	135	143
Deferred taxes	64	22
Other	74	79
Total liabilities	1,274	1,082

Stockholders' equity:
Common stock	202	202
Capital in excess of par value	276	225
Common stock in treasury	(2,271)	(2,165)
Retained earnings	4,270	3,907
Accumulated other comprehensive income	69	30
Total stockholders' equity	2,546	2,199

Total liabilities and stockholders' equity	$3,820	$3,281

SIGMA-ALDRICH CORPORATION
Consolidated Statements of Cash Flows (Unaudited)
(in millions)

	Twelve Months Ended
	December 31,
	2012	2011
Cash flows from operating activities:
Net income	$460	$457
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	136	106
Deferred income taxes	34	6
Stock-based compensation expense	17	18
Other	(5)	(1)
Changes in operating assets and liabilities:
Accounts receivable	(15)	(35)
Inventories	(44)	(63)
Accounts payable	10	23
Income taxes	(10)	5
Other, net	(16)	(21)
Net cash provided by operating activities	567	495
Cash flows from investing activities:
Capital expenditures	(114)	(104)
Purchases of short-term investments	(97)	(65)
Proceeds from sales of short-term investments	97	55
Acquisitions of businesses, net of cash acquired	(391)	(75)
Other, net	(6)	(2)
Net cash used in investing activities	(511)	(191)

Cash flows from financing activities:
Net issuance of short-term debt	161	81
Repayment of long term debt	—	(100)
Dividends	(97)	(86)
Share repurchases	(124)	(134)
Proceeds from exercise of stock options	41	34
Excess tax benefits from stock-based payments	13	5
Net cash used in financing activities	(6)	(200)

Effect of exchange rate changes on cash	9	(8)
Net change in cash and cash equivalents	59	96
Cash and cash equivalents at January 1	665	569
Cash and cash equivalents at December 31	$724	$665

Free cash flow(1)	$453	$391

(1) Net cash provided by operating activities less capital expenditures.

SIGMA-ALDRICH CORPORATION
Supplemental Financial Information - (Unaudited)

Sales Growth by Business Unit
	Three Months Ended
	December 31, 2012
			Acquisition	Adjusted
	Reported	Currency	Benefit	(Organic)

Research	1%	(2)%	1%	2%
SAFC	21%	(1)%	17%	5%
Total Customer Sales	7%	(2)%	6%	3%

	Twelve Months Ended
	December 31, 2012
			Acquisition	Adjusted
	Reported	Currency	Benefit	(Organic)

Research	(1)%	(4)%	1%	2%
SAFC	17%	(3)%	15%	5%
Total Customer Sales	5%	(3)%	5%	3%

Business Unit Sales
(in millions)
	First Quarter 2012	Second Quarter 2012	Third Quarter 2012	Fourth Quarter 2012	Total 2012

Research	$468	$441	$428	$431	$1,768
SAFC	197	223	211	224	855
Total Customer Sales	$665	$664	$639	$655	$2,623

	First Quarter 2011	Second Quarter 2011	Third Quarter 2011	Fourth Quarter 2011	Total 2011

Research	$452	$454	$446	$425	$1,777
SAFC	180	183	180	185	728
Total Customer Sales	$632	$637	$626	$610	$2,505

Income Statement Ratios

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011
Gross profit	50.1%	53.1%	51.4%	52.9%
S,G&A expenses	22.4%	23.9%	23.1%	23.8%
Acquisition transaction costs	—%	—%	0.2%	—%
Operating income	25.0%	26.2%	25.1%	25.8%
Net income	17.7%	17.7%	17.5%	18.2%

Effective tax rate	28.8%	32.1%	29.8%	28.6%

SIGMA-ALDRICH CORPORATION
Supplemental Financial Information - (Unaudited)

Reconciliation of Reported Net Income to Adjusted Net Income

	Net Income		Diluted Earnings
	(in millions)		Per Share
	Three Months Ended		Three Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Reported net income	$116	$108	$0.96	$0.89
Extraordinary tax charge	—	2	—	0.02
Adjusted net income	$116	$110	$0.96	$0.91

	Net Income		Diluted Earnings
	(in millions)		Per Share
	Twelve Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Reported net income	$460	$457	$3.77	$3.72
Acquisition transaction costs	4	—	0.03	—
Restructuring costs	6	5	0.05	0.04
Adjusted net income	$470	$462	$3.85	$3.76

Reconciliation of Reported Operating Income to Adjusted Operating Income
(in millions)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Reported operating income	$164	$160	$659	$647
Acquisition transaction costs	—	—	5	—
Restructuring costs	1	—	9	8
Adjusted operating income	$165	$160	$673	$655

Reconciliation of Reported Operating Income Margin to Adjusted Operating Income Margin

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Reported operating income margin	25.0%	26.2%	25.1%	25.8%
Acquisition transaction costs	—%	—%	0.2%	—%
Restructuring costs	0.2%	—%	0.4%	0.3%
Adjusted operating income margin	25.2%	26.2%	25.7%	26.1%
Currency	1.2%	n/a	0.6%	n/a
Incremental amortization from recent acquisitions	0.4%	n/a	0.5%	n/a
Adjusted operating income margin before currency and incremental amortization	26.8%	26.2%	26.8%	26.1%

Reconciliation of Free Cash Flow
(in millions)

			Twelve Months Ended
			December 31,
			2012	2011

Net cash provided by operating activities			$567	$495
Less: Capital expenditures			(114)	(104)
Free cash flow			$453	$391